Exhibit 8

                           ENGAGEMENT AGREEMENT
                             INVESTMENT BANKER
                          PRUDENTIAL REALTY TRUST

     This Agreement made March 16, 1995 by and between J.P. MORGAN SECURITIES INC., (hereinafter referred to as "Agent") and PRUDENTIAL REALTY TRUST, (hereinafter referred to as the "Trust").

     IN CONSIDERATION of the mutual agreements contained hereinafter the Trust has engaged Agent to act as the Trust's investment banker and exclusive financial advisor with respect to the sale, merger, consolidation, or any other business combination, in one or a series of transactions, involving all or a substantial amount of the stock, assets, properties, or business of the Trust, or any other extraordinary dividend of cash, securities or other assets to its stockholders (the "Transaction").

The assets of the Trust consist principally of certain real property located variously in Indianapolis, Indiana (all of Park 100 except buildings 10 & 12), Melville, Long Island (Huntington Business Campus), and Parsippany, New Jersey (Maple Plaza), collectively referred to as the "Properties" and individually referred to as a "Property" or by such property's common name. Notwithstanding the foregoing, the Trust may elect to add Buildings 10 and 12 at the Park 100 complex to this Agreement pursuant to the terms of paragraph 19 hereof.

THE TRUST AND AGENT AGREE:

     (1) Term of Agreement. This Agreement shall commence as of the date hereof and shall expire on December 15, 1995 unless sooner terminated pursuant to the terms hereof.

     (2) Scope of Services. During the term of this Agreement, Agent shall diligently undertake certain services on the Trust's behalf including, to the extent requested: (i) assisting the Trust in preparing an offering memorandum (to be approved by the Trust) describing the Trust, its operations, properties historical performance, and future prospects, (ii) identifying and contracting selected qualified acquirors acceptable to the Trust, (iii) arranging for potential acquirors to conduct business investigations, (iv) conducting an auction of the Trust and/or the Properties, (v) assisting the Trust in negotiating the financial aspects of any proposed Transaction, (vi) delivering an opinion to the Board of Trustees, as to the fairness to the Trust's stockholders from a financial point of view of the consideration to be received by the Trust in any proposed Transaction (a "Fairness Opinion"), (vii) assist in the closing of any Transaction, and
(viii) such other related or ancillary services as the Trust shall reasonably request. Any financial advice rendered by Agent pursuant to this Agreement may not be disclosed publicly in any manner without Agent's prior written approval and will be treated by the Trust as confidential; provided, Agent agrees that its Fairness Opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Trust and agrees to provide its written approval for such use. In the performance of such services, Agent shall devote to the execution of the Agreement individuals with substantial and successful experience in completing transactions of similar size and complexity. Owner expects to receive the services of Jon Zehner, David Gilbert, and Bob Sroka who shall assume primary
responsibility for provision of such services.   Agent shall have
the right to substitute the services of another individual for any one of those named above provided that such individual has at least the same level of experience and qualifications as the individual being replaced and Agent gives Trust written notice of such substitution. The full resources of Agent's firm shall be made available to ensure the successful completion of the Transaction.

     (3) Compensation. If the Trust or its Properties are sold or otherwise disposed of in a Transaction by Agent, by the Trust, or by or through any other person during the term hereof, the Trust shall pay to Agent, and Agent agrees to accept same as full compensation for its services in connection with this engagement, a contingent success fee ("Success Fee") equal to the specified percentage rate set forth below multiplied by the "Transaction Value" for Transactions which are "consummated" during the term hereof or, if applicable, during the "Hold Over Period" (all terms
in quotes are defined, below).   The applicable percentage rate
shall be one and one half percent (1.5%) of the Transaction Value for Park One Hundred and Maple Plaza, and three quarters of one percent (0.75%) of the Transaction Value for Huntington Business
Campus.   In the event the disposition of Huntington Business
Campus is combined with one or more of the other properties, the Transaction Value attributable to Huntington shall be deemed to be a proportional amount of the total consideration, computed as the ratio of the 1994 appraisal for Huntington as compared to the aggregate 1994 appraised value for all of the Properties.

         (a) Credits. The Success Fee otherwise due Agent hereunder shall be reduced: (i) by one half (50%) of the amount of any expenses reimbursable to Agent pursuant to paragraph (4) hereof, and (ii) in the amount of Fifty Thousand Dollars ($50,000) representing a credit for the fee previously paid to Agent for its Phase I services. No additional compensation shall be due or payable to Agent in connection with any Fairness Opinions issued in connection with any Transaction.

         (b) Transaction Value. For the purposes of this Agreement, "Transaction Value" means the aggregate amount of consideration received by the Trust and/or its stockholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in any Transaction, plus the amount of any debt securities or other liabilities assumed, redeemed, or remaining outstanding or equity securities redeemed or remaining outstanding in connection with any Transaction. In no event, however, shall the Transaction Value include the aggregate amount of the following items which Trust may agree to pay or which are otherwise credited to the acquiror: all income supports, income guarantees or master lease payments; amounts for tenant improvements and other leasing costs; extraordinary governmental impositions (such as, but not limited to, impact or permit fees); amounts for capital expenditures; amounts for hazardous waste removal or correction and all other items of a similar nature. Provided, however, credits to the acquiror arising from proration of ordinary operating income and expense items and ad valorem property taxes shall not be excluded from the Transaction Value.

         (c) When Consideration is Stock. If the consideration or other value received in any Transaction is paid in whole or in part in the form of securities, the value of such securities, for purposes of calculating the Success Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation. If all or a portion of the consideration is related to or contingent upon the future earnings or operations of the Trust, the portion of Agent's compensation relating thereto shall be calculated and shall be paid at the time the Transaction is consummated based upon the estimated net present value thereof.

         (d) Multiple Transactions. If more than one Transaction is consummated, a Success Fee shall be payable with respect to each such Transaction in cash upon "consummation" (as defined below) thereof and the amount of the Success Fee payable in respect of each Transaction after the first shall be equal to the Success Fee that would have been payable for a Transaction having a Transaction Value equal to the aggregate Transaction Value of such Transaction plus all Transactions previously consummated, less the aggregate amount of all Success Fees previously paid.

         (e)  Consummation Deemed When.  For purposes of this
              Agreement, a Transaction shall be deemed to have been "consummated" upon the earliest of any of the following events to occur: (i) the acquisition by another person or entity of at least 75% of each of the outstanding classes of stock of the Trust; (ii) a merger or consolidation of the Trust with another person or entity; (iii) closing (deemed to be irrevocable delivery of a deed and payment of the consideration) of the acquisition of title to one or more of the Trust Properties; (iv) the receipt by stockholders or the Trust of any cash, securities, or other assets of any person or entity as payment for the Capital and/or Income shares in the Trust as the case may be, or for the acquisition of one or more of the Trust Properties; or (v) at the next annual meeting of the Trust's shareholders, the election of three independent Trustees who are: (x) different from the current Trustees, and (y) not endorsed by the current Advisor to the Trust.

         (f) Trust's Right to Reject Offers. Agent's Success Fee shall be deemed earned and payable only upon consummation of a Transaction as defined above during the basic term hereof, or, if the provisions are applicable, during the Hold Over Term. Agent shall not be entitled to any compensation whatsoever for offers which shall for any reason be rejected by the Trust.

         (g) Hold Over Period. Subject to the other provisions of this Agreement, Agent shall be entitled to the payment of its Success Fee on any Transaction which is consummated after the expiration of the base term hereof (the "Hold Over Period") provided each of the following conditions are satisfied: (i) the acquiror of the stock, assets or Property has been registered with the Trust as a prospect in accordance with the procedures set forth below, (ii) a binding acquisition agreement with such prospect has been entered into not later than 120 days following the expiration of the base term of this Agreement , and (iii) consummation of a Transaction with such prospect has occurred not later than 180 days following the expiration of the base term hereof.

              Agent shall submit to the Trust within thirty (30) days after the expiration or termination of this Agreement a list agreed to by the Trust and Agent containing the names of those specific prospective acquirors who have met with and received offering materials from Agent, who have physically inspected one or more of the Properties and documents related thereto, and from whom Agent or the Trust has received a written proposal (binding or non-binding) to enter into a Transaction. Failure to submit such a list shall relieve the Trust of any and all obligations to Agent, including without limitation the obligation to pay any compensation with respect to a Transaction consummated after the expiration or termination of this Agreement.

              For any completed Transaction occurring after the expiration of the basic term hereof, if one or more of the above conditions are not satisfied, then the Trust shall be relieved of any obligation to pay compensation to Agent and, thereafter, the Trust shall be free to negotiate with any such prospect on its own behalf or through another investment banker, agent or broker.

         (4)  Agent's Expenses.   Subject to a maximum cap of Seventy
     Five Thousand Dollars ($75,000), the Trust agrees to reimburse Agent promptly upon request from time to time for its reasonable, documented, out-of-pocket expenses (including, without limitation, travel, communication, and document production expenses, and the reasonable fees and disbursements of counsel) incurred by Agent in performing its engagement hereunder, whether or not a Transaction is consummated; provided that for any individual item in excess of Five Thousand Dollars ($5,000), Agent must receive the prior written approval of the Trust. Notwithstanding the foregoing, except for Agent's right to engage counsel pursuant to the indemnification provisions of Schedule 1 hereof, Agent shall not engage independent counsel without the prior written approval of the Trust. This expense reimbursement obligation shall survive any termination or expiration of this Agreement.

         (5) Agent's Authority. Agent acknowledges that it has no authority to make any representation of any kind whatsoever concerning the Trust or its Properties or to enter into any agreements with a prospective acquiror that would bind the Trust or subject it to any obligations or liabilities. Agent shall not represent that it has any such authority and shall not enter into any agreement with a prospective acquiror that would bind the Trust or subject it to any obligations or liabilities. No agreement or terms negotiated by Agent shall be binding upon the Trust unless and until incorporated into a definitive contract, which has been approved by the Board of Trustees, executed by the acquiror and the Trust and unconditionally delivered by Trust to the acquiror, its counsel or agent.

         (6) Rights Reserved By Trust. The Trust reserves the right to conduct all negotiations with prospective acquirors. Further, all matters regarding pricing, marketing strategies and terms of sale shall be subject to the prior approval of the Trust in its sole and unfettered discretion. Agent shall assume all risks attendant to the Trust's policies and procedures, including the Trust's making decisions relative to pricing, marketing strategies and terms of a Transaction with which Agent does not agree. The Trust may adjust the offering price for the Properties upward or downward at any time during the term of this Agreement and shall inform Agent of such adjustments. The Trust, acting in good faith, may reject any proposed acquiror, sale agreement, or Transaction even if such offer shall be at the offering price previously approved by the Trust.


         (7)  Cooperation by Trust.  The Trust agrees to provide
     Agent all financial and other information requested by it for the purpose of its assignment hereunder. In performing its services hereunder, Agent shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Trust or otherwise reviewed by the Trust, and Agent shall not assume any responsibility nor have any liability therefore. Agent shall have no obligation to conduct any valuation or appraisal of any assets or liabilities. In order to coordinate efforts with respect to possible Transactions, during the period of Agent's engagement hereunder neither the Trust nor any representative thereof (other than Agent) will initiate discussions regarding a Transaction except through Agent. If the Trust or its management receives an inquiry regarding a Transaction, it will promptly advise Agent of such inquiry in order that Agent can evaluate the person making such inquiry and its interest and assist the Trust in any resulting negotiations.

         (8) Marketing Strategies. Upon execution hereof, Agent shall: (i) review with the Trust and obtain its approval of a list of potential acquirors, including those with whom the Trust may have already had discussions; and (ii) recommend to the Trust a suitable offering price and structure for sale. Agent shall obtain the Trust's written approval of the offering materials and offering price and structure prior to circulation or discussion with any party of the same.

         (9) Communication With the Trust. During the term of this Agreement, Agent shall promptly inform the Trust of all offers for the Trust or its Properties. Upon initial circulation of the offering materials, Agent shall submit a written report to the Trust not less than twice monthly advising the Trust of the status of its efforts to solicit bids for the Trust including at list of prospective acquirors who have been contacted, a list of those who have received offering materials, and a list of those who have made visits to the Properties, and including, an updated list of all prospective acquirors and all inquiries with the name, address and phone number of the prospective acquiror's or inquirer's representative and the status of their interest in the Trust or its Properties.

         (10) Books and Records. Agent shall keep adequate books and records in connection with all matters contemplated by this Agreement and shall allow the Trust, at any time during business hours during the term hereof and for a period of one year after expiration or termination of this Agreement, to examine the same or any correspondence pertaining to transactions arising out of this Agreement. During such period, Agent shall make available to the Trust all such records or correspondence relative to specific prospective acquirors as may be necessary or helpful in enabling the Trust to carry to completion any Transaction which may have been partially negotiated under the terms of this Agreement.

         (11) Cooperation - Other Brokers or Investment Bankers.
     Agent agrees to cooperate with all investment bankers or licensed real estate brokers who give evidence that they have procured and are authorized to represent a prospective acquiror of the Trust or one or more of its Properties. Further, Agent has been advised that a local real estate brokerage firm will be engaged by the Trust to assist in the marketing and sale of Huntington Business Campus. The respective roles of Agent and such broker shall be as set forth in the letter dated January 20, 1995 from David Gilbert to Joseph Selzer a copy of which is attached hereto as Schedule 2 and incorporated by this reference, or as otherwise determined by the Trust. Agent acknowledges that the engagement of such local broker shall not infringe any grant of exclusivity otherwise granted to Agent by this Agreement, and agrees to cooperate to the fullest extent with such broker; provided Agent shall have the right to approve in advance all materials which are disseminated by such broker. Upon execution of a listing agreement with such local broker, the parties agree to append a copy of such agreement hereto as Schedule 3.


         (12) Indemnification. The parties hereto acknowledge that the only real estate broker which has presently been engaged to be involved in any Transaction is the firm of Sutton & Edwards; that such broker has been so involved pursuant to an arrangement made by the Trust, and that the Trust is obligated to pay such broker's commission. Except for Sutton & Edwards, each party hereby agrees to indemnify, defend and hold harmless the other party from and against any liability, cost or expense, including reasonable attorneys' fees, as a result of any claim for a commission, fee or other compensation made by any real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party. Agent agrees to indemnify and hold harmless the Trust (including its affiliates and agents) and any of their officers, directors or employees from and against any suits, losses, claims, demands, damages, judgements or liabilities of any kind whatsoever arising out of or relating to the inaccuracy or breach of any representation or obligation of Agent's contained in Section 16 hereof. The Trust agrees to indemnify Agent in accordance with the provisions of Schedule 1, attached hereto and incorporated herein by this reference. The indemnities in this Section shall survive consummation of any Transaction or the termination of this Agreement.


         (13) Advertising. Agent shall not issue advertising, press releases, or information regarding the purchase price or terms of the Transaction, without first obtaining the prior written approval of the Trust.

         (14) Notice. Notice to either party shall be made in writing, an shall be served by registered, certified, or overnight mail, return receipt requested, and if sent to the Trust, to:


              c/o Prudential Realty Advisors
              751 Broad Street
              4th Floor
              Newark, New Jersey 07102-3777
              Attention:  Joseph Selzer

     and if sent to Agent, to:

              J.P. Morgan Securities Inc.
              60 Wall Street
              New York, NY  10260-0060
              Attention: David Gilbert

     Any such notice shall be deemed to have been given when mailed.

         (15) Termination and Payment of Litigation Expenses. Either party hereto may terminate this Agreement at any time by written notice to the other. Termination shall be effective not less than five (5) days after such notice nor more than thirty (30) days after the date of such notice at the discretion of the party giving such notice. Except as specifically provided below, no such termination will affect any confidentiality obligations hereunder or Agent's rights to receive reimbursement of expenses to the date of termination or its Success Fees for any Transactions consummated prior to the expiration of the Hold Over Period; provided if Agent shall terminate this Agreement for any reason, or if Trust shall terminate this Agreement due to the material breach by Agent of an essential term hereof, then Agent shall not be entitled to any Success Fee whatsoever and there shall be no Hold Over Period during which Agent would be entitled to receive a Success Fee from previous negotiations.

         In the event of litigation between the parties with respect to Agent's termination or entitlement to its Success Fee, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys' fees and costs.

         (16) Consents, Etc. The Agent represents and warrants that it has all necessary franchises, licenses, permits, certificates, and other authorizations from the federal, state, and local government or governmental agencies, departments, or bodies that are required for the due execution, delivery and performance by the Agent of this Agreement.


         (17) Waiver of Default. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Agreement, or to exercise any right herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Agreement or of the right to exercise such right, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.


         (18) Governing Law. This Agreement shall be governed and construed by the laws of the State of New York.

         (19) Addition of Certain Assets. Notwithstanding anything contained herein to the contrary, upon written notice from the Trust to Agent, the Park 100 properties known as Buildings 10 and
      12, may be added to this Agreement and Agent shall offer such buildings together with the rest of the Park 100 properties.

         (20) Entire Agreement. Except for the Fifty Thousand Dollar ($50,000) credit from the prior consulting agreement which the Trust is entitled to apply against Agent's Success Fee hereunder, this Agreement supersedes and takes the place of any and all previous agreements, if any, between the parties concerning disposition of the Trust or its Properties, and each respectively acknowledges there are no covenants, promises, agreements, representations, inducements, conditions or understandings, either oral or written, between the Trust and Agent, other than are set forth herein.




         IN WITNESS WHEREOF, the parties have hereunto set forth their hands as of the date above first written.



                   Prudential Realty Trust

                   By: The Prudential Realty Advisors, Agent

                   By:/s/ Joseph M. Selzer
                          Vice President








                   J.P. Morgan Securities Inc.


                   By:/s/ David Gilbert
                          Vice President




                               SCHEDULE I


     1.  Basic Terms of Indemnification.   Prudential Realty Trust
     (the "Company"), the client referred to in the attached agreement (the "Agreement"), agrees to indemnify and hold harmless J.P. Morgan Securities Inc. ("J.P. Morgan") and its affiliates, and the respective directors, officers, agents, and employees of J.P. Morgan and its affiliates and each other entity or person, if any, controlling J.P. Morgan or any of its affiliates (J.P. Morgan and each such entity or person being referred to as an "Indemnified Person") from and against any losses, claims, demands, damages, judgements or liabilities (or actions or proceedings in respect thereof) of any kind relating to or arising out of activities performed or services furnished pursu-

     ant to the Agreement, the transactions contemplated thereby or J.P. Morgan's role in connection therewith. The Company will not, however, be responsible for any such losses, claims, demands, damages, liabilities, or expenses of any Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's negligence or willful misconduct. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its security holders for or in connection with the Agreement, any transactions contemplated thereby or J.P. Morgan's role in connection therewith, except for any such liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith or from such Indemnified Person's negligence or willful misconduct.

     2.  Prompt Notice of Claims.   Upon receipt by an Indemnified
     Person of written notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company with respect thereto. In addition, an Indemnified Person shall promptly notify the Company after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person. The failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been adversely affected or prejudiced by such failure.

     3.  Conduct of the Defense.   Upon notification of a claim
     covered by this indemnity, the Company will assume the defense of any litigation or proceeding using counsel and other resources reasonably satisfactory to J.P. Morgan. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall, subject to the control and direction of the counsel selected by Company, have the right to
     participate.   Should an Indemnified Person elect to retain
     independent counsel, such person and its counsel shall enter into a Joint Defense Agreement with the Company and its counsel on customary terms and conditions. The fees and expenses of such independent counsel shall be solely at the expense of such Indemnified Person unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) there is a reasonable basis to believe that the claim may ultimately not be covered by the indemnity and counsel selected by the Indemnified Person but otherwise reasonably acceptable to the Company has issued an opinion that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between the Company and such Indemnified Person.

     4.  Settlements and Similar Decisions.   The Company shall have
     primary responsibility for all settlement discussions and negotiations, and shall not be liable for any settlement of any litigation or proceeding effected without its written consent. However, the Company will not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding unless (i) the settlement includes an unconditional release of all Indemnified Persons, or (ii) J.P. Morgan has given it written consent to the settlement, which consent shall not be unreasonably withheld or delayed.

     5.  Survival of Indemnity and Miscellaneous Provisions.   The
     provisions contained in this Schedule I shall be in addition to any liability which the Company may otherwise have to J.P. Morgan, shall be governed by the laws of the State of New York, and shall remain operative and in full force and effect regardless of the expiration or any termination of the Agreement or of J.P. Morgan's engagement thereunder.




     2/25/95